UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2012

Atlas Energy, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	001-32953	43-2094238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA	15275
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 489-0006

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 16, 2012, Atlas Energy, L.P. (“ATLS”), entered into a Credit Agreement among ATLS, the lenders from time to time party thereto (the “Lenders”), Wells Fargo Bank, National Association, as administrative agent for the Lenders, and Wells Fargo Securities, LLC and Deutsche Bank Securities, Inc. as joint lead arrangers and joint bookrunners (the “Credit Agreement”).

The Credit Agreement provides for a maximum credit amount of $50 million and a maturity of May 2016. The Credit Agreement also provides for the issuance of letters of credit, which would reduce borrowing capacity. The borrowing base under the Credit Agreement will be redetermined quarterly, with the first such redetermination to occur on June 30, 2012. ATLS and the administrative agent, at the direction of the Super Majority Lenders (as defined in the Credit Agreement), each also have the right to initiate one interim redetermination during each quarterly period. Additionally, the borrowing base will be automatically recalculated any time the weighted average unit price of the APL Units or ARP Units (as defined in the Credit Agreement) has declined by 25% or more since the most recent redetermination date. The borrowing base will also be automatically recalculated if any APL Units or ARP Units are sold, transferred or otherwise disposed of.

ATLS’s obligations under the Credit Agreement are secured by first priority security interests in substantially all of its assets, including all of its ownership interests in its material subsidiaries and its direct ownership interests in Atlas Pipeline Partners, L.P., Atlas Pipeline Partners GP, LLC (“APL GP”), Atlas Resource Partners, L.P. and Atlas Resource Partners GP, LLC. Additionally, ATLS’s obligations under the Credit Agreement are guaranteed by its wholly-owned subsidiaries (other than APL GP) and may be guaranteed by future subsidiaries of ATLS.

At ATLS’s election, interest on borrowings under the Credit Agreement is determined by reference to either LIBOR plus an applicable margin between 3.50% and 4.50% per annum or the alternate base rate (“ABR”) plus an applicable margin between 2.50% and 3.50% per annum. These margins will fluctuate based on the utilization of the facility. Interest is generally payable quarterly for ABR loans and at the applicable maturity date for LIBOR loans. ATLS is required to pay a fee between 0.5% and 0.625% per annum on the unused portion of the borrowing base under the Credit Agreement. Borrowings under the Credit Agreement are available for, among other things, working capital and general partnership purposes of ATLS and its subsidiaries.

The Credit Agreement contains customary covenants that limit ATLS’s ability to incur additional indebtedness, grant liens, make loans or investments, make distributions if a borrowing base deficiency exists or a default under the Credit Agreement exists or would result from the distribution, merge into or consolidate with other persons, enter into commodity or interest rate swap agreements that do not conform to specified terms or that exceed specified amounts, or engage in certain asset dispositions including a sale of all or substantially all of ATLS’s assets.

The Credit Agreement also contains covenants that require ATLS to maintain the following financial ratios:

•	A ratio of Total Funded Debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) not greater than 3.25 to 1.0 as of the last day of any fiscal quarter; and

•

A ratio of four quarters (actual or annualized, as applicable) of EBITDA to Consolidated Interest Expense (as defined in the Credit Agreement) not less than 2.75 to 1.0 as of the last day of any fiscal quarter.

The events which constitute events of default are also customary for credit facilities of this nature, including payment defaults, breaches of representations, warranties or covenants, defaults in the payment of other indebtedness over a specified threshold, insolvency and change of control.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the document filed as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a

                 Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement dated as of May 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 21, 2012	ATLAS ENERGY, L.P.

By: Atlas Energy GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer